Exhibit 99.1
Target Hospitality Advances Government Services Diversification Focus with Strategic Board Appointment

THE WOODLANDS, Texas, September 20, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services, continues its diversification focus into government services, with the appointment of Pamela Hughes Patenaude to its board of directors, effective September 20, 2021.

The appointment is a continuation of the Company’s growth strategy that focuses on enhancing value through a balanced portfolio of service offerings, across a diverse set of end market applications.  This strategic appointment strengthens Target’s ability to effectively identify and evaluate these growth initiatives, while aligning leadership capabilities that focus on expanding Target’s reach providing critical support to the United States Government.

Ms. Patenaude’s experience serving as a senior executive in both the federal government and nonprofit organizations enhances Target’s ability to pursue highly economic growth opportunities and builds on the foundation Target has created as an established provider of essential service offerings to the United States Government. Her diverse experience will provide valuable perspective as Target executes its growth strategy, focused on utilizing existing core competencies to expand the reach of its unique service offerings.

“We are pleased to welcome Pam as a new independent director to the Target Hospitality board.  Her diverse experience across government, nonprofit and private industry will provide beneficial insight as we continue to evaluate growth opportunities within these market segments.  Her appointment is a direct extension of our growth strategy, focused on expansion and diversification within the government and commercial services markets, which we believe provides the greatest opportunity to accelerate value creation,” stated Brad Archer, President and Chief Executive Officer.

Ms. Patenaude will serve as a Class I director as well as a member of the Audit Committee.

Ms. Patenaude is an accomplished real estate, housing policy and disaster recovery expert with a three-decade track record of success as an executive in government, the nonprofit sector and private industry.  From 2017 until 2019, Ms. Patenaude served as the deputy secretary of the U.S. Department of Housing and Urban Development (“HUD”).  Earlier in her career, Ms. Patenaude served as assistant secretary for community planning and development at HUD.  She currently serves on the board of directors of loanDepot, Inc. (NYSE: LDI) a publicly traded financial services company.  She also serves on the board of directors for Habitat for Humanity International and the Bipartisan Policy Center.  Ms. Patenaude is a trustee and vice chairman of the Home Builders Institute, and a member of the FDIC Advisory Committee on Economic Inclusion.  Ms. Patenaude is the principal of Granite Housing Strategies, LLC, where she serves as a strategic advisor for clients engaged in real estate development, affordable housing, and disaster recovery management.  Ms. Patenaude recently served as an independent director of CoreLogic, Inc.  Ms. Patenaude previously served as the President of the J. Ronald Terwilliger Foundation for Housing America’s Families, a national nonprofit, education, and research organization dedicated to illuminating America’s affordable housing crisis.  Ms. Patenaude earned a Bachelor of Science degree from Saint Anselm College and a Master of Science degree in community economic development from Southern New Hampshire University.

“I am excited to join the Target Hospitality board of directors and utilize my experience, across the public and private sectors, to promote the continued growth of the Company.  I believe the knowledge I have gained over my career will enhance Target’s continued focus of broadening its service offerings in support of the United States Government.  I look forward to contributing to the strategic initiatives of the Company,” stated Pamela Hughes Patenaude.

Athena Alliance served in consultation with the appointment of Ms. Patenaude.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com